Exhibit 10.1

Purchase Agreement

between

FOUNDATION HEALTHCARE, INC.

FOUNDATION SURGERY AFFILIATES, LLC

FOUNDATION SURGERY MANAGEMENT, LLC

and

HEALTHCREST SURGICAL PARTNERS, LLC

Dated as of October 12, 2016

(CONTINUED)

(CONTINUED)

(CONTINUED)

List of Schedules and Exhibits

Schedule A	List of Ambulatory Surgical Center Companies

Schedule B	Form of Buyer Note

Schedule C	Form of Buyer Note Guaranty

Schedule D	Form of Security Agreement

Schedule E	Form of Assignment of Shares

Schedule F	Form of Bill of Sale, Assignment and Assumption Agreement

Schedule G	Form of Assistance and Cooperation Agreement

Schedule H	Form of Subcontractor Management Services Agreement

Schedule I	Form of Assignment and Assumption Agreement-FSM ASC Contracts

Schedule J	Form of Assignment of FSM Sublease

Schedule K	Calculation of Working Capital

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) dated as of October 12, 2016, is between HEALTHCREST SURGICAL PARTNERS, LLC, an Oklahoma limited liability company (“Buyer”), FOUNDATION HEALTHCARE, INC., an Oklahoma corporation (“Foundation”), FOUNDATION SURGERY AFFILIATES, LLC, a Nevada limited liability company (“FSA”), and FOUNDATION SURGERY MANAGEMENT, LLC, a Delaware limited liability company (“FSM”). Foundation, FSA and FSM are collectively referred to herein as “Seller”.

Recitals:

A. Seller owns (i) all of the issued and outstanding membership interests in FSM (the “FSM Membership Interests), (ii) all of the issued and outstanding membership interests (the “FSH Membership Interests”) in Foundation Surgery Holdings, LLC, a Delaware limited liability company (“FSH”), and (iii) all of the issued and outstanding capital stock (the “ST Shares”) in somniTech, Inc., a Kansas corporation (“ST”). FSM, FSH and ST are each referred to as a “Company” or collectively as the “Companies”.

B. Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, (i) substantially all of the assets of FSM, (ii) the FSH Membership Interests, and (iii) the ST Shares, subject to the terms and conditions shown in this Agreement. The FSH Membership Interests and the ST Shares are collectively referred to herein as the “Purchased Interests”.

In consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1

DEFINITIONS

1.1 Definitions. The following terms have the meanings specified or referred to in this Article 1:

“Acquisition Proposal” has the meaning shown in Section 5.3(a).

“Action” means any claim, action, charge, suit, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, hearing, appeal, judicial review, litigation, citation, summons, subpoena or investigation of any nature (civil, criminal, administrative, regulatory or otherwise), whether at law or in equity, commenced, brought or conducted by any Person or Governmental Authority.

“Adjusted Working Capital” means Working Capital less accounts receivable.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“ASCs” means the ambulatory surgery centers managed and/or owned by Seller as listed on Schedule A.

“Assignment of Shares” means the Assignment of Shares in substantially the form set forth on Schedule E.

“Assignment of FSM Sublease” means the Assignment and Assumption of Sublease Agreement with regard to the FSM Sublease in substantially the form set forth on Schedule J.

“Assignment and Assumption Agreement–FSM ASC Contracts” means the assignment and assumption agreement with regard to the FSM ASC Contracts in substantially the form set forth on Schedule I.

“Assistance and Cooperation Agreement” means that certain Assistance and Cooperation Agreement by and between Seller and each of the Buyer Principals in the form attached hereto as Schedule G.

“Bill of Sale, Assignment and Assumption Agreement” means the Bill of Sale, Assignment and Assumption Agreement in substantially the form set forth on Schedule F.

“Business” refers to the ordinary course of operations of the Companies as of the Closing Date.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Oklahoma City, Oklahoma, are authorized or required by Law to be closed for business.

“Buyer Note” shall have meaning specified in Section 2.2(b).

“Buyer Note Guaranty” means, individually and collectively, the unconditional personal, pro rata guaranty or guaranties of the Buyer Principals, guaranteeing the payment of the principal and interest on the Buyer Note, which shall be in the form set forth on as Schedule C.

“Buyer Principals” means Thomas A. Newman, Brad Ottwell and Eric Gleichman

“Closing Date Payment” shall have the meaning specified in Section 2.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Subsidiary” means any direct or indirect Subsidiary of FSH, FSM or ST.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Disclosure Schedules” means the disclosure schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement. Before and until the Closing Date, Seller and Buyer shall supplement, amend, or update the Disclosure Schedules with information obtained after the date of this Agreement that would have been required to be shown in a section of the Disclosure Schedules had such information been obtained before that date. At Closing, all information shown in the Disclosure Schedules is deemed to be delivered as of the Closing Date.

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Execution Date” means the date of full execution of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Formation Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its bylaws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of formation.

“FSM ASC Contracts” means the management agreements between FSM and ASCs.

“FSM Assumed Contracts” means agreements to which FSM was a party prior to the Closing relating to the Business of FSM which are listed on Section 2.9 of the Disclosure Schedules.

“FSM Assumed Liabilities” means (i) the liabilities and obligations of FSM that are reflected on the FSM Balance Sheet, as adjusted to eliminate intercompany accounts and FSM Retained Liabilities, (ii) the liabilities and obligations of FSM incurred or arising in the ordinary course of Business after the Balance Sheet Date, and (iii) Taxes of FSM (other than income taxes) that are specifically reserved for and reflected in the Balance Sheet of FSM as a current liability and accounted for in the calculation of Working Capital.

“FSM Excluded Assets” shall have the meaning set forth in Section 2.7.

“FSM Excluded Contracts” means agreements to which FSM was a party prior the Closing which are not FSM Assumed Contracts.

“FSM Retained Liabilities” shall have the meaning set forth in Section 2.8.

“FSM Purchased Assets” means, collectively, all rights, title and interests in, to and under all of the rights, properties and assets (whether real, personal or mixed, or whether tangible or intangible) of every kind and description, wherever located, used in or held for use in, necessary for or otherwise relating to the Business of FSM as the same shall exist immediately prior to the Closing (other than the FSM Excluded Assets), including the following:

(a) All assets of FSM reflected on the Balance Sheet of FSM;

(b) All assets used in, or held for use in, necessary for or otherwise relating to the Business of FSM acquired in the ordinary course of business after the Balance Sheet Date;

(c) All rights under Contracts relating to the Business of FSM that are assumable or transferable;

(d) All leases, including real property leases for facilities relating to the Business of FSM, and any improvements thereunder;

(e) All inventory, accounts, notes, refunds and other receivables, other current, fixed or prepaid assets, prepaid items and any other personal property, including any plant, property, equipment or any other tangible personal property, in each case, used in or held for use in, necessary for or otherwise relating to the Business of FSM;

(f) All Permits used in or held for use in, necessary for or otherwise relating to the Business of FSM, except to the extent that the transfer thereof would violate or would not be permitted or effective under applicable Laws;

(i) All patient medical records relating to the Business of FSM;

(j) All books and records relating to the Business of FSM; and

(k) All of FSM’s causes of action against third parties relating to any FSM Purchased Asset, any FSM Assumed Liability, or any FSM Assumed Contract.

“FSM Sublease” means the Sublease Agreement dated as of January 14, 2016, by and between FSM and AdvancePierre Foods, Inc.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Knowledge of Buyer or Buyer’s Knowledge” or any other similar knowledge qualification means the actual knowledge of a Buyer Principal, and the knowledge that each such person would reasonably be expected to obtain in the course of diligently performing his or her duties for the Buyer.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of the Seller’s Chief Executive Officer, Chief Financial Officer or General Counsel, and the knowledge that each such person would reasonably be expected to obtain in the course of diligently performing his or her duties for the Seller; provided, however, that Seller shall not be deemed to have actual or constructive knowledge of a fact or circumstance based solely on such fact or circumstance being known by a Buyer Principal.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” do not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Business, results of operations, prospects, condition (financial or otherwise) or assets of a Company or Company Subsidiary, either on an entity or consolidated basis, or (b) the ability of Buyer to consummate the transactions contemplated hereby on a timely basis.

“Medicaid” means Title XIX of the Social Security Act, as amended, or any successor law, and all regulations issued pursuant thereto and any successor law, and the laws of the States in which the Companies do business passed or promulgated in connection with programs administered under Title XIX of the Social Security Act.

“Medicare” means Title XVIII of the Social Security Act, as amended, or any successor law, and all regulations issued pursuant thereto and any successor law.

“Permit” means any and all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Real Property” means the real property leased or subleased by any Company or Company Subsidiary, together with all buildings, structures and facilities located thereon.

“Representative” means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Security Agreement” means that certain Security Agreement entered into by Buyer and Seller to secure payment by Buyer of principal and interest on the Buyer Note, which shall be in the form attached hereto as Schedule D.

“Seller” has the meaning shown in the preamble.

“Senior Debt” means any loan or financing obtained by Buyer to finance the Closing Date Payment.

“Senior Lender” means the lender under any Senior Debt.

“Subsidiary” means any corporation, limited liability company, partnership, joint venture or other entity in which a Person owns, directly or indirectly, more than fifty percent (50%) of the voting interests. For purposes of this Agreement, the Subsidiaries refer to the direct or indirect Subsidiaries of each Company as the context requires.

“Subcontractor Management Services Agreement” means an agreement between Buyer and FSM in substantially the form attached here as Schedule H, pursuant to which Buyer, as subcontractor, agrees to perform the obligations of FSM, as prime contractor, under an FSM ASC Contract.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Territory” means the United States of America.

“Transaction Documents” means this Agreement, the Buyer Note, the Security Agreement, the Buyer Note Guaranties, the Assignment of Shares, the Bill of Sale and Assignment and Assumption Agreement, the Assignment and Assumption Agreement-FSM ASC Contracts, the Assistance and Cooperation Agreement, the Subcontractor Management Services Agreement with respect to Huebner Ambulatory Surgery Center, LLC, the Subcontractor Management Services Agreement with respect to Physicians West El Paso Surgery Center, LLC, the Assignment of FSM Sublease, the Transition and Shared Services Agreement and the HVSC Master Agreement.

“Working Capital” means the current assets within the Companies less current liabilities within the Companies as of the Closing Date, as calculated in accordance with the methodology used in Schedule K to calculate working capital as of July 31, 2016. It is intended that such calculation will eliminate intercompany accounts and accurately reflect Excluded Assets, Retained Liabilities and Assumed Liabilities.

“Working Capital Target” means $100,000.

1.2 Referenced Terms. Each of the following terms is defined in the Section shown opposite such term:

Term	Section
Acquisition Proposal	5.3(a)
Adjusted Dispute Notice	2.6(c)
Agreement	Preamble
Allocation Statement	6.1(a)
Assignment	2.3(b)(i)
Balance Sheet	3.6
Balance Sheet Date	3.6
Benefit Plan	3.18(a)
Buyer	Preamble
Buyer Basket Exclusions	8.4(a)
Buyer Indemnitees	8.2
Buyer Fee	5.3(c)
Closing	2.4
Closing Date	2.4
Closing Statement	2.6(a)
Company or Companies	Recitals
Company Benefit Plan	3.18(a)
Company Intellectual Property	3.11(b)
Direct Claim	8.5(c)
Financial Statements	3.6
FSH	Recitals
FSH Membership Interests	Recitals
FSM	Recitals
FSM Membership Interests	Recitals
Governmental Healthcare Program	3.15(b)
Health Information Laws	3.15(a)
Healthcare Approvals	5.5
Healthcare Laws	3.15(a)
Healthcare Reports	3.20
HIPAA	3.17
HVSC	7.1(g)
HVSC Master Agreement	7.1(g)
Indemnified Party	8.5
Indemnifying Party	8.5

Insurance Policies	3.13
Intellectual Property	3.11(a)
Intellectual Property Registrations	3.11(b)
Liabilities	3.7
Material Contracts	3.9(a)
Membership Interest	Recitals
Permitted Encumbrances	3.10(a)
Purchase Price	2.2
Purchased Interests	Recitals
Qualified Benefit Plan	3.18(c)
Restricted Parties	5.3(a)
Restricted Period	5.3(a)
Review Period	2.6(c)
Reviewing Accountants	2.6(d)
Seller Basket Exclusions	8.4(b)
Seller Indemnitees	8.3
Sensitive Payments	3.16
ST	Recitals
ST Shares	Recitals
Tax Claim	6.4
Third Party Claim	8.5(a)
Transition and Shared Services Agreement	7.1(a)

Article 2

PURCHASE AND SALE; ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale.

(a) Purchased Interests. Subject to the terms and conditions of this Agreement, at the Closing Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Purchased Interests.

(b) Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller good and valid title to, and all rights and interests in, to and under, all of the FSM Purchased Assets; and Seller shall assign to Buyer, and Buyer shall assume, the FSM Assumed Liabilities, and the FSM Assumed Contracts.

2.2 Purchase Price. In exchange for the Purchased Interests and the FSM Purchased Assets, Buyer shall pay and deliver or cause to be paid or delivered to Seller the following (the “Purchase Price”):

(a) cash in the amount of $2,500,000 by wire transfer of immediately available funds to a bank account designated by Seller (the “Closing Date Payment”);

(b) Buyer’s promissory note in the principal amount of $2,750,000 substantially in the form attached hereto as Schedule B (the “Buyer Note”).

To secure payment of principal and interest on the Buyer Note, Buyer shall grant Seller a security interest in the assets of Buyer which shall be subordinate only to any Senior Debt. Payment of principal and interest on the Buyer Note shall be further secured by the Buyer Note Guaranties and the Security Agreement.

2.3 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(i) the Closing Date Payment;

(ii) the Buyer Note duly executed by Buyer;

(iii) the Security Agreement duly executed by Buyer;

(iv) the Buyer Note Guaranties duly executed by the Buyer Principals; and

(v) the Assistance and Cooperation Agreements duly executed by the Buyer Principals.

(vi) all other agreements, documents, instruments or certificates required to be delivered by Buyer at or before the Closing pursuant to Section 7.2.

(b) At the Closing, Seller shall deliver to Buyer:

(i) The Assignment of Shares duly executed by Seller;

(ii) The Bill of Sale, Assignment and Assumption Agreement duly executed by Seller;

(iii) The Assignment and Assumption Agreement–FSM ASC Contracts duly executed by Seller,

(iv) The Assignment of FSM Sublease; and

(v) all other agreements, documents, instruments or certificates required to be delivered by Seller at or before the Closing pursuant to Section 7.1.

2.4 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Purchased Interests and the FSM Purchased Assets contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Central Time, no later than two Business Days after the last of the conditions to Closing shown in Article 7 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) and in no event later than December 31, 2016, at the offices of Seller at the offices of Seller at 13900 N. Portland Avenue, Suite 200, Oklahoma City, Oklahoma 73134, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

2.5 Withholding Tax. Buyer and the Companies are entitled to deduct and withhold from the Purchase Price all Taxes that Buyer or and the Companies may be required to deduct and withhold under any provision of Tax Law. Buyer or the Companies shall timely remit any such withheld amounts to the appropriate Governmental Authority as required by Law. All such withheld amounts that are the obligations of Seller under any applicable Tax law shall be treated as delivered to Seller.

2.6 Adjustments to Purchase Price.

(a) Buyer’s Delivery of the Closing Statement. Within 60 days following the Closing, Buyer shall prepare and deliver to Seller a calculation of the Working Capital and Adjusted Working Capital as of the Closing Date (the “Closing Statement”). The Closing Statement will be prepared using the same accounting methods, standards, policies, practices, classifications, estimation methodologies, assumptions, procedures and level of prudence as were used to prepare the Balance Sheet. If the Closing Date does not occur at a financial week or month end for accounting purposes, the Parties shall agree on mutually acceptable roll forward or roll back procedures.

(b) Adjustment to the Purchase Price. The adjustment contemplated by this Section 2.6 is intended to show the difference between (i) the Working Capital Target, and (ii) the Adjusted Working Capital. If the Adjusted Working Capital shown in the Closing Statement is less than the Working Capital Target, the Purchase Price shall be adjusted downward by the difference, subject to subsections (c) through (e). Any such downward adjustment shall reduce the principal amount of the Buyer Note.

(c) Review Period; Adjustment Dispute Notice. Seller has 30 days after delivery of the Closing Statement in accordance with the notice provisions of Section 10.2 (the “Review Period”) to review the delivered Closing Statement. During the Review Period, Buyer will provide Seller and its Representatives full access during regular business hours and upon reasonable notice to all relevant books and records and employees of Buyer to the extent necessary to review matters and information related to the preparation of the delivered Closing Statement in a manner not unreasonably interfering with the Business of Buyer. If Seller disputes the delivered Closing Statement, Seller shall deliver within the Review Period a written notice to Buyer (an “Adjustment Dispute Notice”), setting forth in reasonable detail the component or components that are in dispute and the basis of such dispute. If Seller fails to deliver an Adjustment Dispute Notice to Buyer before expiration of the Review Period, then Seller will be bound by the calculations of the Purchase Price shown in the Closing Statement, and the Purchase Price shall be adjusted accordingly to the extent that the Working Capital Target exceeds the Working Capital shown on the Closing Statement.

(d) Dispute Resolution. If Seller delivers an Adjustment Dispute Notice within the Review Period, then Buyer and Seller will use commercially reasonable efforts to resolve their dispute within 15 days after receipt by Buyer of the Adjustment Dispute Notice. If Buyer and Seller resolve their dispute in writing, the Purchase Price shown in the writing will be the final Purchase Price. If Buyer and Seller fail to resolve their dispute within 15 days after receipt by Buyer of an Adjustment Dispute Notice, they shall jointly engage the Oklahoma City office of Grant Thornton LLP (the “Reviewing Accountant”), to review the disputed Closing Statement. Within 15 days after the engagement, each of Buyer and Seller will submit to the Reviewing Accountant and to each other in writing its computation of the Purchase Price. Buyer and Seller will make available to the Reviewing Accountant all work papers and all other information and material in their possession relating to the matters in the Adjustment Dispute Notice. The Reviewing Accountant will be instructed to use its commercially reasonable efforts to deliver its determination as promptly as practicable after such submission of the dispute to the Reviewing Accountant and in any event will deliver its determination within 75 days after its engagement. In resolving any disputed item, the Reviewing Accountant: (a) will limit its review to matters specifically shown in the Adjustment Dispute Notice, (b) will further limit its review to whether the items in dispute that were previously included in an Adjustment Dispute Notice were prepared in accordance with GAAP, and (c) will not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The Reviewing Accountant will determine the Purchase Price based on such review. Buyer and Seller will be bound by the determinations (absent fraud or manifest bad faith or error by the Reviewing Accountant). The costs, expenses and fees of the Reviewing Accountant will be shared by Buyer and Seller equally.

2.7 FSM Excluded Assets. The “FSM Excluded Assets” are set forth in Section 2.7 of the Disclosure Schedules. Notwithstanding anything contained in this Agreement to the contrary, the FSM Excluded Assets shall not be included in the FSM Purchased Assets.

2.8 FSM Retained Liabilities. Notwithstanding anything contained in this Agreement to the contrary, Buyer does not assume, or agree or undertake to pay, satisfy, discharge or perform, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed or undertaken to pay, satisfy, discharge or perform, any liability, obligation or indebtedness of FSM, other than the FSM Assumed Liabilities (such liabilities other than the Assumed Liabilities, the “FSM Retained Liabilities”). The FSM Retained Liabilities (including the FSM Excluded Contracts) are set forth in Section 2.8 of the Disclosure Schedules.

2.9 Assignment of FSM Assumed Contracts. Section 2.9 of the Disclosure Schedules includes a list of the FSM Assumed Contracts, including the FSM ASC Contracts and the FSM Sublease. At the Closing, FSM shall assign to Buyer or an Affiliate of Buyer (a) all FSM Assumed Contracts other than the FSM ASC Contracts and the FSM Sublease pursuant to the Bill of Sale and Assignment and Assumption Agreement, (b) all FSM ASC Contracts pursuant to the Assignment and Assumption Agreement-FSM ASC Contracts, and (c) the FSM Sublease pursuant to the Assignment of FSM Sublease. In the event that any FSM Assumed Contract requires consent to assignment, the parties will use commercially reasonable efforts to obtain such consent on or prior to the date of Closing. In the event that the parties are unable to obtain such consent on or prior to the date of Closing, the parties will use commercially reasonable efforts to obtain such consent after the date of Closing. In the event that the parties are unable to obtain consent with regard to any FSM ASC Contract within 90 days following the date of Closing, the parties shall execute a Subcontractor Management Services Agreement effective as of the Closing Date; provided however, that the parties shall execute a Subcontractor Management Services Agreement with regard to Huebner Ambulatory Surgery Center, LLC on or prior to the date of Closing which shall be effective on such date. Notwithstanding the foregoing, in the event that the parties are unable to obtain such consent despite commercially reasonable efforts, there will be no adjustment to the Purchase Price based on such inability. Further, Buyer will not terminate this Agreement or delay the Closing beyond December 31, 2016, solely as a result of the parties’ inability to obtain any consent to assignment of an FSM Assumed Contract.

Article 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as shown in the correspondingly numbered section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article 3 are true and correct as of the date of this Agreement.

3.1 Formation and Authority of Seller. Foundation is a corporation duly formed, validly existing and in good standing under the Laws of the State of Oklahoma; FSA is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Nevada; and FSM is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations and to consummate the contemplated transactions and to conduct its Business as it is now being conducted and described in the reports filed by Seller with the SEC pursuant to the reporting requirements of the Exchange Act. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations, and the consummation by Seller of the contemplated transactions have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller, such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

3.2 Formation, Authority and Qualification of the Companies.

(a) FSH and FSM are limited liability companies duly formed, validly existing and in good standing under the Laws of the State of Delaware and have full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its Business as it has been and is currently conducted and as is proposed to be conducted after the consummation of the transactions contemplated herein. ST is a corporation duly formed, validly existing and in good standing under the Laws of the State of Kansas and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its Business as it has been and is currently conducted and as is proposed to be conducted after the consummation of the transactions contemplated herein. All corporate actions taken by each Company in connection with this Agreement and the other Transaction Documents have been or will be duly authorized on or before the Closing. Complete and correct copies of the Formation Documents for FSH and ST, including the limited liability company or operating agreement, of each Company have been made available to Buyer.

(b) Section 3.2 of the Disclosure Schedules sets forth each jurisdiction in which each Company is licensed or qualified to do business, and each Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary.

3.3 Purchased Interests and Purchased Assets.

(a) Purchased Interests.

(i) Seller is the record owner of and has good and valid title to the Purchased Interests, free and clear of all Encumbrances. The Purchased Interests constitute 100% of the total issued and outstanding membership interests or capital stock in each Company. The Purchased Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Purchased Interests, free and clear of all Encumbrances.

(ii) The Purchased Interests were issued in compliance with applicable Laws. The Purchased Interests were not issued in violation of the Formation Documents of the Companies, or any other agreement, arrangement or commitment to which Seller or any Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(iii) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests or capital stock in any Company or obligating Seller or any Company to issue or sell any membership interests or capital stock (including the Purchased Interests), or any other interest, in a Company. Other than the Formation Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Purchased Interests.

(b) Purchased Assets. FSM is the record owner of and has good and valid title to the FSM Purchased Assets. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own the FSM Purchased Assets, free and clear of all Encumbrances.

3.4 Company Subsidiaries. Section 3.4 of the Disclosure Schedules sets forth each of the Company Subsidiaries, the Business conducted by the Company Subsidiary, and the applicable state of formation. Except as shown on Section 3.4 of the Disclosure Schedule, no Company owns, directly or indirectly, any ownership interests of any Person or business. Each Company Subsidiary is duly formed, validly existing and in good standing under the Laws of the state of its formation, and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its Business as it has been and is currently conducted. Section 3.4 of the Disclosure Schedules sets forth each jurisdiction in which each Company Subsidiary is licensed or qualified to do business, and each Company Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary. Seller, directly or indirectly through each of the Companies, is the record owners of and has good and valid title to the ownership interests of each Company Subsidiary, free and clear of all Encumbrances. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any ownership interests in any Company Subsidiary or obligating Seller, any Company or any Company Subsidiary to issue or sell any of its ownership interests in the Subsidiaries. Other than the respective Formation Documents of the Subsidiaries, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the ownership interests in the Subsidiaries. All corporate actions required to be taken by each Company Subsidiary in connection with this Agreement and the other Transaction Documents have been or will be duly authorized on or before the Closing. Complete and correct copies of the Formation Documents, including the limited liability company or operating agreement, of each Company Subsidiary have been made available to Buyer.

3.5 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the contemplated transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Formation Documents of Seller, any Company or any Company Subsidiary; or (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, any Company or any Company Subsidiary.

3.6 Financial Statements. Complete copies of the unaudited financial statements of each of the Companies consisting of (a) the Balance Sheets of the respective Companies as of December 31, 2014 and 2015, and the related statements of income and retained earnings, members’ equity and cash flows for the years then ended, and (b) the Balance Sheets of the respective Companies as of July 31, 2016, and the related statements of income and retained earnings for the six months then ended (the “Financial Statements”) are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of such Company as of the respective dates they were prepared and the results of the operations of such Company for the periods indicated. The balance sheet of each Company as of July 31, 2016, is referred to herein as the “Balance Sheet” and the date as the “Balance Sheet Date”. Each Company maintains a standard system of accounting established and administered in accordance with GAAP.

3.7 Undisclosed Liabilities. None of the Companies has any liabilities, obligations or commitments of any nature whatsoever, asserted or to Seller’s knowledge unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except

(a) those which are adequately reflected or reserved against in the respective Company’s Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, and (c) those associated with the litigation cited in Section 3.14(a) of the Disclosure Schedules.

3.8 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to a Company or any Company Subsidiary, any:

(a) Event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) Amendment of the Formation Documents of a Company or a Company Subsidiary;

(c) Issuance, sale or other disposition of, or creation of any Encumbrance on, any membership interests or capital stock in a Company or of any Company Subsidiary, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests in a Company or of any Company Subsidiary;

(d) Declaration or payment of any distributions on or in respect of any membership interests in a Company or redemption, purchase or acquisition of any of the outstanding membership interests or any Company or Company Subsidiary;

(e) Incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(f) Transfer, assignment, sale or other disposition of any of the assets shown or reflected in a Company’s Balance Sheet or cancellation of any debts or entitlements;

(g) Action by a Company or any Company Subsidiary to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(h) Any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.9 Material Contracts.

(a) Section 3.9(a) of the Disclosure Schedules lists each material Contract of FSM and FSH (such Contracts being “Material Contracts”), including, without limitation:

(i) Each Contract involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by a Company or a Company Subsidiary, as applicable, without penalty or without more than 30 days’ notice;

(ii) All employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which a Company or Company Subsidiary is a party and which are not cancellable without material penalty or without more than 30 days’ notice;

(iii) Except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including guarantees, loan agreements, indentures, pledges, mortgages, security agreements, letters of credit, or equipment leases) of a Company or Company Subsidiary;

(iv) All management agreements to which a Company or Company Subsidiary is a party;

(v) All Contracts with any Governmental Authority to which a Company or Company Subsidiary is a party;

(vi) All Contracts between or among a Company or Company Subsidiary and a third party payor, to the extent that such agreements have involved payments to a Company or Company Subsidiaries in excess of $500,000 during the twelve month period before the date of this Agreement, provided that with respect to this clause (vi), payments required under multiple Contracts with the same third party payor or with affiliates of such third party payor will be aggregated in order to determine if the $500,000 threshold is reached.

(b) To Seller’s Knowledge, each Material Contract is valid and binding on the applicable Company or Company Subsidiary in accordance with its terms and is in full force and effect. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements and waivers) have been made available to Buyer.

3.10 Title to Assets.

(a) Each Company or the Company Subsidiary has a valid ownership or leasehold interest in all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date. The leasehold or ownership interests are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) Those items shown in Section 3.10(a) of the Disclosure Schedules;

(ii) Liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Companies’ Balance Sheets;

(iii) Mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business of the Company or Company Subsidiary;

(iv) Easements, rights of way, zoning ordinances and other similar encumbrances affecting the leasehold interest that are not, individually or in the aggregate, material to the Business of the Company or Company Subsidiary; or

(v) Liens arising under original purchase contracts, conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the Business of the Company or Company Subsidiary.

(b) Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by a Company or Company Subsidiary, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. Seller has delivered or made available to Buyer true, complete and correct copies of the leases affecting the Real Property.

(c) The Companies and Company Subsidiaries lease all Real Property used in their businesses, and neither the Companies nor Company Subsidiaries own or hold a right to acquire any Real Property.

3.11 Intellectual Property.

(a) “Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world:

(i) Trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications;

(ii) Internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority;

(iii) Original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

(iv) Confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and

(v) Patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

(b) Section 3.11 of the Disclosure Schedules lists all Intellectual Property of the Companies and Company Subsidiaries (the “Company Intellectual Property”) that is either (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing; or (ii) used in or necessary for the current or planned business or operations of any Company or Company Subsidiary. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.

3.12 Accounts Receivable. The accounts receivable reflected on each Company’s Balance Sheet and the accounts receivable arising after the applicable Balance Sheet Date (a) have arisen from bona fide transactions entered into by a Company or the Company Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of a Company or Company Subsidiary not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on a Company’s Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of each Company, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Companies and Company Subsidiaries have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. Each Company’s and Company Subsidiary’s billing practices are in compliance with all federal and state laws (including workers’ compensation and insurance laws and regulations) and, where applicable, all contracts with insurance companies, health maintenance organizations and other third-party payors (including Medicare, Medicaid, Tricare and the like).

3.13 Insurance. Section 3.13 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance relating to the Companies (collectively, the “Insurance Policies”). True and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither Seller nor any of its Affiliates (including each Company) has received any written notice of cancellation or alteration of coverage under any of such Insurance Policies. After the Closing, Buyer shall give Seller no less than sixty (60) days advance written notice of the cancellation or alternation of any Insurance Policy including, without limitation, any change in the issuer of any Insurance Policy.

3.14 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.14(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened (i) against or by any Company affecting any of their respective assets (or by or against Seller or any Affiliate and relating to any Company or Company Subsidiary); or (ii) against or by any Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Company or Company Subsidiary or any of their respective properties or assets.

3.15 Compliance with Laws; Licenses; Permits.

(a) Each Company has complied, and is now complying, with all Laws applicable to its business, properties or assets. Without limiting the foregoing, each Company, Company Subsidiary, and its or their directors, officers, managers (or any similar Person), employees, agents, and contractors have not engaged in any activities with respect to or on behalf of the Companies which are prohibited under, and in such capacity have acted in compliance with, the (i) the False Claims Act, 31 U.S.C. §§3729 et seq, and any similar state law; (ii) the Civil Monetary Penalties Law, 42 U.S.C. §1320a 7a, and any similar state law; (iii) the Federal and any applicable state anti-kickback statutes, including but not limited to, 42 U.S.C. §1320a 7b; (iv) federal or state referral laws, including but not limited to, 42 U.S.C. §1395nn; (v) all Medicare and Medicaid statutes and Regulations related to Medicare and Medicaid; (vi) the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. §1320d, and the applicable current and future regulations (“HIPAA”), and all applicable Laws relating to the privacy, security and transmission of health information (collectively, “Health Information Laws”); and (vii) any other federal or state statute of general applicability to health care fraud or governing or regulating the management of health care providers (collectively “Healthcare Laws”), except in each case, where such act or failure to act has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Companies. There are no Actions nor, to the Knowledge of Seller, has any Action been threatened against a Company or any Company Subsidiary in connection with the Healthcare Laws. Neither the Companies nor any Company Subsidiary has been given written notice of, and to the Knowledge of Seller, neither the Companies nor any Company Subsidiary is under (or threatened with) any investigation or inquiry with respect to any violation of, or under any obligation to take remedial action ordered by any Governmental Authority concerning any applicable Law or Company Permits that would reasonably be expected to have a Material Adverse Effect on the Companies.

(b) None of the Companies, or any of their respective agents, employees or representatives: (i) is currently, or has received notice that they will be, excluded, debarred, suspended or otherwise ineligible to participate in Medicare, Medicaid or any other state or federal healthcare program (collectively, “Governmental Healthcare Programs”); (ii) has been sanctioned by, any Governmental Healthcare Programs, except where such sanctions would not reasonably be expected to have a Material Adverse Effect on the Companies; (iii) has been convicted of or charged with any violation of any Law related to any Governmental Healthcare Programs; (iv) has been convicted of, or entered into any settlement or reformation agreement with any Governmental Authority to avoid conviction of, any violation of Healthcare Laws, (v) has been convicted of, or entered into any settlement or reformation agreement with any Governmental Authority to avoid conviction of, any criminal offense relating to the delivery of any item or service under a Federal Health Care Program, as that term is defined in Section 1128B(f) of the Social Security Act, 42 U.S.C. §1320a-7b(f), or had a civil monetary penalty assessed against them under Section 1128A of the Social Security Act or any applicable regulations; or (vi) has been designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury.

3.16 Certain Sensitive Payments. To the Knowledge of Seller, none of Seller, the Companies or any Company Subsidiary, nor anyone acting on behalf of Seller, or the Companies has made or received any Sensitive Payments pertaining to any ASC. “Sensitive Payments” mean any unlawful (a) payment to any physician or other Person in a position to influence referrals of patients to any ASC, (b) payment to or from any official or employee of any Governmental Authority, (c) commercial bribes or kick-backs, (d) amounts paid with an understanding that rebates or refunds will be made in contravention of the Laws of any applicable jurisdiction, either directly or through a third party, (e) political contributions on behalf of any Company or any Company Subsidiary, and (f) payments or commitments (whether made in the form of commissions, payments of fees for goods or services received, or otherwise) made with the understanding or under circumstances which would indicate that all or part is to be paid by the recipient to an official or employee of any Governmental Authority or as a commercial bribe, influence payment or kickback.

3.17 Certain Healthcare Reports and Documents. Seller has made available to Buyer true and complete copies of all material reports (including cost reports), statements, returns or declarations filed or required to be filed with any Governmental Authority or other Person with respect to the Medicare basis or other cost basis of any Company or Company Subsidiary assets (collectively, the “Healthcare Reports”).

3.18 Employee Benefit Matters.

(a) Section 3.18(a) of the Disclosure Schedules contains a true and complete list of each written pension, benefit, retirement, profit-sharing, deferred compensation, incentive, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement, in each case whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether tax-qualified and whether subject to ERISA (each, a “Benefit Plan”), which is or has been during the past six years maintained, sponsored, contributed to, or required to be contributed to by a Company or any Company Subsidiary (i) for the benefit of any current or former employee, retiree, independent contractor, consultant, member or manager of a Company or any Company Subsidiary or any spouse or dependent of such individual, (ii) under which a Company or any Company Subsidiary has or may have any Liability, or (iii) with respect to which Buyer or any of its Affiliates would reasonably be expected to have any material Liability, contingent or otherwise (each Benefit Plan described in this sentence, a “Company Benefit Plan”). Each Company Benefit Plan (other than any multiemployer plan within the meaning of Section 3(37) of ERISA) has been established, administered and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws. None of the welfare Company Benefit Plans that are subject to ERISA are self insured.

(b) With respect to each Company Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) the plan document together with all amendments; (ii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required as a result of the transactions contemplated by this Agreement; (iii) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications relating to any Company Benefit Plan; (iv) in the case of any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (v) in the case of any Company Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vi) actuarial valuations and reports related to any Company Benefit Plans with respect to the two most recently completed plan years; and (vii) copies of material notices, letters or other correspondence from the Internal Revenue Service or Department of Labor relating to the Company Benefit Plan.

(c) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Company Benefit Plan that has subjected or could reasonably be expected to subject a Company or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a material penalty under Section 502 of ERISA or to material tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any such unfunded Company Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d) Neither of the Companies nor any Company Subsidiaries has incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans.

(e) No Company Benefit Plan is (i) subject to Title IV of ERISA or Section 412 of the Code or (ii) a “multiemployer plan” within the meaning of Section 3(37) of

ERISA. No Company Benefit Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(f) There has been no amendment to, announcement by Seller or any Company relating to, or change in employee participation or coverage under, any Company Benefit Plan that would materially increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (customary increases in cost of service excluded) with respect to any member, manager, employee, consultant or independent contractor, as applicable. None of Seller, the Companies, or any of their Company Subsidiaries has any commitment or obligation or has made any representations since January 1, 2015, to any member, manager, employee, consultant or independent contractor, whether or not legally binding, to adopt, amend or modify any Company Benefit Plan.

(g) Each Company Benefit Plan that is subject to Section 409A of the Code has been operated in all material respects in compliance with such section and all applicable regulatory guidance (including notices, rulings and final regulations).

(h) No Company Benefit Plan will be terminated as a result of the consummation of the transactions contemplated by this Agreement.

3.19 Employment Matters. Section 3.19 of the Disclosure Schedules contains a list of all persons who are employees, consultants, or contractors of each Company as of the date of this Agreement, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); and (iii) hire date. As of the date of this Agreement, all compensation, including wages, commissions and bonuses, payable to employees, consultants, or contractors of any Company for services performed on or before the date of this Agreement have been paid in full (other than services performed during the current payroll period for which payment is not yet due) and there are no outstanding agreements, understandings or commitments of a Company with respect to any commissions, bonuses or increases in compensation.

3.20 Taxes.

(a) At all times since August 18, 2003, Seller has been a C corporation for income and state income tax purposes (in those states that recognize such status). At all times, FSM and FSH have each been treated as a so-called “disregarded entity” for tax purposes, and Seller has timely filed all elections necessary in connection with such treatment. At all times since June 1, 2013, ST has been a C corporation for Federal income and state income tax purposes (in those states that recognize such status), whose activity has been consolidated with that of Seller.

(b) All material Tax Returns required to be filed on or before the Closing Date by Seller, any Company or any Company Subsidiary have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All material Taxes due and owing by Seller, any Company or any Company Subsidiary (whether or not shown on any Tax Return) have been, or will be, timely paid.

(c) Seller, each Company and each Company Subsidiary have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(d) No claim has been made by any taxing authority in any jurisdiction where Seller, any Company or any Company Subsidiary does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(e) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller, any Company or any Company Subsidiary.

(f) The amount of each Company’s Liability for unpaid Taxes for all periods ending on or before December 31, 2014, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of each Company’s Liability for unpaid Taxes for the period immediately following the end of the most recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of a Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(g) Section 3.20 of the Disclosure Schedules sets forth those taxable years for which examinations by taxing authorities are presently being conducted.

(h) All deficiencies asserted, or assessments made, against Seller or, where applicable, any Company as a result of any examinations by any taxing authority have been fully paid.

(i) Neither Seller nor any Company is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(j) Seller has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, any of the Companies for all Tax periods ending after December 31, 2014.

(k) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of any Company.

(l) No Company or any Company Subsidiary is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(m) No Company or any Company Subsidiary is a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(n) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to any Company.

(o) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(p) None of the assets of any Company is property that the Company is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

3.21 Books and Records. The minute books of each Company and each Company Subsidiary have been made available to Buyer. Such books and records have been maintained in accordance with sound business practices.

3.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller, any Company or Company Subsidiary.

3.23 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as shown in the correspondingly numbered section of the Disclosure Schedules, Buyer represents and warrant to Seller that the statements contained in this Article 4 are true and correct as of the date of this Agreement.

4.1 Formation and Authority of Buyer. Buyer is an Oklahoma limited liability company duly formed, validly existing and in good standing under the Laws of the State of Oklahoma. Buyer has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations and to consummate the contemplated transactions. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations and the consummation by Buyer of the contemplated transactions have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer, such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

4.2 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which they are party, and the consummation of the contemplated transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Formation Documents of Buyer;

(b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the contemplated transactions, except for such filings as may be required under the terms of this Agreement and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

4.3 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Buyer’s Knowledge, threatened (i) against or by Buyer or any Affiliate of Buyer affecting any of their respective properties or assets; or (ii) against or by Buyer or any Affiliate of Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Buyer or any Affiliate of Buyer or any of their respective properties or assets.

4.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

4.5 Full Disclosure. No representation or warranty by Buyer in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Seller pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article 5

COVENANTS

5.1 Conduct of Business Before the Closing. From the date of this Agreement until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause each Company and Company Subsidiary to, conduct their respective Businesses in the ordinary course of business consistent with past practice; and use reasonable best efforts to maintain and preserve intact their respective organizations, businesses and franchises and to preserve their respective rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with each of them.

5.2 Access to Information. From the date of this Agreement until the Closing, Seller shall, and shall cause each of its Affiliates to, (a) afford Buyer and its Affiliates and their Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to their respective Businesses; (b) furnish Buyer, its Affiliates and their Representatives with such financial, operating and other data and information related to their respective Businesses as Buyer, its Affiliates or any of their Representatives may reasonably request; and (c) instruct their Representatives to cooperate with Buyer and its Affiliates in their investigation of the Business of the Companies and their Affiliates. Any investigation pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller, any Company or any Company Subsidiary. No investigation by Buyer or its Affiliates or other information received by them shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

5.3 Exclusive Negotiations; Buyer Fee.

(a) During the Restricted Period, Seller will, and will assure that all of its Affiliates and Representatives (collectively, the “Restricted Parties”) will, negotiate exclusively with Buyer regarding any proposed acquisition of the Companies in whole or in part, or any of the Companies’ assets. The Restricted Parties shall not, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Restricted Parties shall immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons previously conducted with respect to, or that could lead to, an Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Seller or Buyer) concerning (A) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving any of a Company or Company Subsidiary; (B) the issuance or acquisition of membership interests in any Company or Company Subsidiary; or (C) the sale, lease, exchange or other disposition of any significant portion of any properties or assets of any Company or Company Subsidiary. The “Restricted Period” extends from the date of this Agreement until 90 days after its termination.

(b) In addition to the other obligations under this Section 5.3, Seller shall promptly (and in any event within three Business Days after receipt by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) If the transactions contemplated by this Agreement do not close due in whole or in material part to a breach by Seller of the terms of this Agreement or other fault of Seller, Seller shall reimburse Buyer for direct costs incurred by Buyer in connection with the transactions contemplated by this Agreement (subject to cost substantiation) in an amount not to exceed $50,000 in the aggregate (the “Buyer Fee”). The Buyer Fee shall be paid by wire transfer of same day funds to an account designated in writing by Buyer not later than 15 Business Days after such event of termination specified in this subsection.

(d) The Buyer Fee represents reimbursement of costs and expenses (including legal, accounting and advisory fees and expenses) incurred by Buyer in connection with this Agreement and the contemplated transactions. The Buyer Fee is not a remedy for contractual breach or other violation, and is not exclusive of and does not limit the remedies that may be available to Buyer.

5.4 Notice of Certain Events.

(a) From the date of this Agreement until the Closing, Seller and Buyer shall promptly notify the other party in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller or Buyer, respectively, hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions shown in Section 7.2 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) Any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge or Buyer’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller, Buyer or any of their Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s or Seller’s receipt of information pursuant to this Section 5.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by either of them in this Agreement, and shall not be deemed to amend or supplement the Disclosure Schedules.

5.5 Healthcare Approvals.

(a) Upon the terms and subject to the conditions shown in this Agreement, Seller and Buyer each agree, and Seller agrees to cause the Companies and Company Subsidiaries to cooperate with Buyer, to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all authorizations and any other exemptions, variances, waivers, and other authorizations of all Governmental Authorities under all Healthcare Laws and each reimbursement program or contract with Governmental Healthcare Programs, which are necessary in connection with the consummation of the transactions contemplated by this Agreement (where required to be made or obtained before or after the Closing) (all of the foregoing, collectively “Healthcare Approvals”) and to comply with the terms and conditions of all such Healthcare Approvals.

(b) Seller and Buyer shall use commercially reasonable efforts to file within 15 Business Days after the Execution Date all required initial applications and documents in connection with obtaining the Healthcare Approvals, and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith.

(c) Nothing in this Section 5.5 obligates Seller to take any action that would require the voluntary surrender, forfeiture or other termination by it of a Healthcare Approval, if Seller determines in good faith that it is inadvisable to do so.

5.6 Confidentiality.

(a) From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning Buyer, except to the extent that Seller can show that such information is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed.

(b) From and after the Closing, Buyer shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning Seller and its Affiliates (other than the Companies and Company Subsidiaries), except to the extent that such information is generally available to and known by the public through no fault of Buyer, any of its Affiliates or their respective Representatives. If Buyer or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Buyer shall promptly notify Seller in writing and shall disclose only that portion of such information which Buyer is advised by its counsel in writing is legally required to be disclosed.

5.7 Governmental Approvals and Consents.

(a) Each party shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties shall use all reasonable best efforts to:

(i) Respond to any inquiries by any Governmental Authority with respect to the transactions contemplated by this Agreement or any Transaction Document;

(ii) Avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Transaction Document; and

(iii) If any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(c) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which any Company or Company Subsidiary is a party is not obtained before the Closing, Seller shall, after the Closing, cooperate with Buyer and each Company or Company Subsidiary in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

(d) Notwithstanding the foregoing, nothing in this Section 5.7 requires Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Companies or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

5.8 Books and Records.

(a) To facilitate the resolution of any claims made against or incurred by Seller before the Closing, or for any other reasonable purpose, for a period of two years after the Closing, Buyer shall (i) retain the books and records (including personnel files) of each Company relating to periods before the Closing in a manner reasonably consistent with the prior practices of the Company; and (ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records.

(b) To facilitate the resolution of any claims made by or against or incurred by Buyer or any Company or Company Subsidiary after the Closing, or for any other reasonable purpose, for a period of two years following the Closing, Seller shall (i) retain the books and records (including personnel files) of Seller that relate to the Companies and Company Subsidiaries and their respective operations for periods before the Closing; and (ii) upon reasonable notice, afford the Representatives of Buyer or any Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) The covenants specified in subsections (a) and (b) are subject to Article 6 with regard to tax records.

5.9 Closing Conditions. From the date of this Agreement until the Closing, each party shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions specified in Article 7.

5.10 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

5.11 Further Assurances. Following the Closing, each of the parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement.

5.12 Use of Seller’s Name Post-Closing.

(a) Within 90 days following the Closing, Buyer will cease using names and logos that include “Foundation” and all trademarks of Seller, and will change the name Foundation Surgery Holdings, LLC to a name that does not include the word “Foundation” or any reference to Seller.

(b) After the Closing, Buyer will use best efforts to cause the ASCs to (i) cease using the name “Foundation” and any logos or trademarks of Seller on signage or otherwise; and (ii) change any legal names that include references to “Foundation” or Seller to a name that does not include the word “Foundation” or any reference to Seller.

5.13 Non-Solicitation of Employees. For a period of one year after the Closing, the parties shall not, and shall cause their Affiliates not to, directly or indirectly, without the prior written consent of other party, solicit any employee of such party or any Affiliate thereof to provide employment, consulting or similar services. Notwithstanding the foregoing, this Section 5.13 shall not prohibit a party or its Affiliates from performing, or having performed on their behalf, a general solicitation for employees not specifically focused on employees of the other party (or its Affiliates) through the use of media, advertisement, electronic job boards or other general, public solicitations.

Article 6

TAX MATTERS

6.1 Tax Covenants.

(a) Buyer and Seller acknowledge and agree that FSM and FSH have each been a disregarded entity for income tax purposes and therefore that the transfer of the FSM Purchased Assets and the Purchased Interests will be treated as a taxable asset sale by Seller. Buyer and Seller shall mutually agree upon a statement (the “Allocation Statement”) setting forth the value of the FSM Purchased Assets and the Purchased Interests, which shall be used for the allocation of the Purchase Price attributable to the FSM Purchased Assets and the Purchased Interests (together with the Liabilities) among the assets of each of FSM and FSH within 30 days after the Closing. Buyer and Seller agree to report an allocation of such Purchase Price among the FSM Purchased Interests and the Purchased Assets in a manner entirely consistent with the Allocation Statement and agree to act in accordance with such Allocation Statement in the preparation of financial statements and filing of all Tax Returns (including filing Internal Revenue Service Form 8594 with its federal income tax return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation matter relating hereto. If Seller and Buyer are unable to agree on such allocation, Seller and Buyer agree to retain an appraisal firm experienced in valuing businesses similar to FSM and FSH’s Businesses to appraise the Purchased Assets and the Purchased Interests. The appraisal firm shall perform such appraisal promptly. Seller and Buyer shall each pay one-half of the costs of such appraisal.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne by Buyer and deducted from the Purchase Price. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c) Seller shall, and shall cause its Affiliates to, cooperate in providing information to Buyer to determine what consents may be necessary to (i) enable Buyer to make any tax elections determined to be necessary in connection with the transactions contemplated by this Agreement, including elections under Section 754 of the Code and (ii) permit the transfers of the interests in each Company and each Company Subsidiary under their respective operating agreements.

6.2 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon a Company terminate as of the Closing Date. After such date, none of Companies, Seller, any of Seller’s Affiliates or their respective Representatives shall have any further rights or liabilities under any Tax sharing agreement.

6.3 Tax Indemnification.

(a) Seller shall indemnify each Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against any Loss incurred by them (a) attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.20; (b) attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article 6; (c) for the payment of Taxes of Seller or any Company for all Pre-Closing Tax Periods; (d) for the payment of Taxes required to be paid or withheld by Seller or any Company for all Pre-Closing Tax Periods; (e) for the payment of Taxes of any member of an affiliated, consolidated, combined or unitary group of which each Company (or any predecessor of a Company) is or was a member on or before the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (f) for the payment of Taxes of any person imposed on a Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date, in each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Seller shall reimburse Buyer for any Taxes of a Company that are the responsibility of Seller pursuant to this Section 6.3 within ten Business Days after payment of such Taxes by Buyer or a Company.

(b) Buyer shall indemnify Seller and each Seller Indemnitee and hold them harmless from and against any Loss incurred by it for the payment of Taxes required to be paid or withheld by any Company or Buyer for all Post-Closing Tax Periods, or attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article 6, in each case, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith.

6.4 Contests. Buyer agrees to give written notice to Seller of the receipt of any written notice by a Company, Buyer, or any Affiliates of Buyer that involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article 6 (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification except and only to the extent that the such failure results in the forfeit of rights or defenses of Seller. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller. Seller agrees to give written notice to Buyer of the receipt of any written notice by Seller or any Affiliates of Seller that involves the assertion of any claim, or the commencement of any Action, in respect of which indemnity be sought by Seller pursuant to this Article 6 (a “Seller Claim”); provided, that failure to comply with this provision shall not affect Seller’s right to indemnification except and only to the extent that the such failure results in the forfeit of rights or defenses of Buyer. Seller shall control the contest or resolution of any Seller Claim; provided, however, that Seller shall obtain the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Buyer shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Buyer.

6.5 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article 6 or in connection with any audit or other proceeding in respect of Taxes of a Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Seller and Buyer shall each retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of a Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Before transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of a Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

6.6 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article 6 shall be treated as an adjustment to the Final Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

6.7 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.20 and this Article 6 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension) plus 60 days.

6.8 Overlap. To the extent that any obligation or responsibility pursuant to Article 8 may overlap with an obligation or responsibility pursuant to this Article 6, the provisions of this Article 6 shall govern.

Article 7

CONDITIONS TO CLOSING

7.1 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment or Buyer’s waiver, at or before the Closing, of each of the following conditions:

(a) Seller and Buyer enter into an agreement (the “Transition and Shared Serviced Agreement”) regarding the separation of shared services between Seller and the Companies, including human resources administration (currently outsourced to RealTime HR) and information technology services (currently provided in-house).

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion.

(c) The representations and warranties of Seller contained in this Agreement, the other Transaction Documents, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the Closing Date as if made on such date.

(d) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed on or prior to the Closing Date.

(e) No Action shall have been commenced against Seller, any Company or any Company Subsidiary that would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(f) From the date of this Agreement, no Material Adverse Effect shall have occurred, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(g) FSH and Buyer or its subsidiary, HealthCrest Surgical Management, LLC, shall have entered into a master agreement effective as of the Closing Date, with Foundation Surgery Affiliate of Huntington Valley, LP d/b/a Huntington Valley Surgery Center (“HVSC”) and Foundation Surgery Affiliate of Huntingdon Valley, LLC, providing for the purchase of FSH’s interest in HVSC, and amendments to the management agreement with HVSC (the “HVSC Master Agreement”).

(h) The other Transaction Documents shall have been executed and delivered by the parties thereto and true and complete copies shall have been delivered to Buyer.

(i) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions shown in Section 7.1(c)-(f) have been satisfied.

(j) Buyer shall have received a certificate of an officer of Seller certifying (i) as to true and complete copies of all resolutions adopted by Seller’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the contemplated transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the contemplated transactions and (ii) the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(k) Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for each Company and each Company Subsidiary from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which a Company or Company Subsidiary is formed.

(l) Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code.

(m) Seller shall have delivered to Buyer such consents as are necessary to (i) enable Buyer to make any tax elections determined to be necessary in connection with the transactions contemplated by this Agreement, including elections under Section 754 of the Code and (ii) permit the transfers of the interests in each Company under its Formation Documents.

(n) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(o) Buyer shall be reasonably satisfied that all of the due diligence requests of Buyer to Seller have been fulfilled by Seller and with the results of the due diligence review of such requested documents and information.

7.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment or Seller’s waiver, at or before the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion.

(b) All approvals, consents, authorizations, orders and waivers that are listed in the Disclosure Schedules shall have been received, and executed counterparts shall have been delivered to Seller at or before the Closing, and no such approvals, consents, authorizations, orders or waivers shall have been revoked.

(c) The representations and warranties of Buyer and/or the Buyer Principals contained in this Agreement, the other Transaction Documents, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the Closing Date with the same effect as though made at and as of such date.

(d) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it before or on the Closing Date.

(e) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(f) From the date of this Agreement, no Material Adverse Effect shall have occurred, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(g) The Transaction Documents shall have been executed and delivered by the parties thereto and true and complete copies shall have been delivered to Seller.

(h) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions shown in Section 7.2(d)-(g) have been satisfied.

(i) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(j) Seller shall be reasonably satisfied that all of the due diligence requests of Seller to Buyer have been fulfilled by Buyer and with the results of the due diligence review of such requested documents and information.

Article 8

INDEMNIFICATION

8.1 Survival. Subject to the limitations and other provisions of this Agreement (other than the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.22, 4.1 and 4.4, which shall survive indefinitely) the representations and warranties in this Agreement shall survive for a period of one year following the Closing Date. All covenants and agreements of the parties in this Agreement (other than any covenants or agreements contained in Article 6) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party before the expiration date of the applicable survival period shall not later be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

8.2 Indemnification by Seller. Subject to the other terms and conditions of this Article 8, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Companies and Company Subsidiaries from and after the Closing) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement (other than in respect of Section 3.20, it being understood that the sole remedy for any such inaccuracy in or breach shall be pursuant to Article 6), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article 6, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article 6); or

(c) any FSM Retained Liability.

Notwithstanding subsection (a), Seller shall have no obligation to indemnify Buyer for any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, if a Buyer Principal knew or should have known that the applicable representation, warranty or certificate was inaccurate or incorrect.

8.3 Indemnification by Buyer. Subject to the other terms and conditions of this Article 8, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) Any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) Any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article 6, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article 6);

(c) Any third party claim arising out of Buyer’s ownership or operation of the FSM Purchased Assets, the Purchased Interests or the Business on or after the Closing Date; and

(d) Any unreleased guaranty or other payment obligation of Seller or any Affiliate of Seller in connection with any debt or financing incurred by any Company prior to the Closing Date, including any FSM Assumed Liability.

8.4 Certain Limitations. The indemnification provided for in Sections 8.2 and 8.3 is subject to the following limitations:

(a) Seller is not liable to the Buyer Indemnitees for indemnification under Section 8.2(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Sections 3.1, 3.2, 3.3, 3.4 and 3.22 (the “Buyer Basket Exclusions”)), until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) (other than those based upon, arising out of, with respect to or by reason of the Buyer Basket Exclusions) exceeds $50,000, in which event Seller shall pay or be liable for all such Losses from the first dollar.

(b) Buyer is not liable to the Seller Indemnitees for indemnification under Section 8.3(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Sections 4.1 and 4.6 (the “Seller Basket Exclusions”)) until the aggregate amount of all Losses in respect of indemnification under Section 8.3(a) (other than those based upon, arising out of, with respect to or by reason of the Seller Basket Exclusions) exceeds $50,000, in which event Buyer shall pay or be liable for all such Losses from the first dollar.

(c) For purposes of this Article 8, any inaccuracy in or breach of any representation or warranty is determined without regard to any Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

8.5 Indemnification Procedures. The party making a claim under this Article 8 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article 8 is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of a Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. If the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms shown in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to a Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

(e) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes (including any such claim in respect of a breach of the representations and warranties in Section 3.20 or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article 6) shall be governed exclusively by Article 6.

8.6 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 8, the Indemnifying Party shall satisfy its obligations within 30 Business Days by wire transfer of immediately available funds; provided, however, that in the case of Seller indemnification in accordance with Section 8.2, such Loss shall reduce the principal amount of the Buyer Note to the extent that the amount of the Loss is equal to or less than the then outstanding principal amount of the Buyer Note. The parties agree that should an Indemnifying Party not make full payment of any such obligations in accordance with the previous sentence, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to the prime rate as reported by The Wall Street Journal. Such interest shall be calculated daily on the basis of a 360 day year and the actual number of days elapsed.

8.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

8.8 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, are not affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition shown in Sections 7.1 or 7.2, as the case may be.

8.9 No Double Recovery. Notwithstanding the fact that any Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Party is entitled to recover the amount of any Loss suffered by such Indemnified Party more than once, regardless of whether such Loss may be as a result of a breach of more than one representation or warranty or covenant. Payment to Buyer or any other Buyer Indemnitee of any interest or other earnings pursuant to the Indemnity Escrow Agreement, however, shall be in addition to, and not part of, any indemnification payable to it pursuant to this Article 8, and shall not be taken into account for purposes of applying the limitations shown in Section 8.4.

8.10 Exclusive Remedies. Subject to Sections 5.3 and 5.6, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation shown herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions shown in Article 6 and this Article 8. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation shown herein or otherwise relating to the subject matter of this Agreement it may have against the other parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions shown in Article 6 and this Article 8. Nothing in this Section 8.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person’s fraudulent, criminal or intentional misconduct.

Article 9

TERMINATION

9.1 Termination. This Agreement may be terminated at any time before the Closing under the following circumstances:

(a) Seller and Buyer may terminate this Agreement by mutual written consent.

(b) Buyer may terminate this Agreement by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 7 and such breach, inaccuracy or failure has not been cured by Seller within ten days of Seller’s receipt of written notice of such breach from Buyer;

(ii) Any of the conditions shown in Section 7.1 shall not have been fulfilled, or if it becomes apparent that any of such conditions will not be fulfilled, by December 31, 2016, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions of this Agreement to be performed or complied with by it before the Closing; or

(iii) Seller has notified Buyer of its receipt of an Acquisition Proposal. Seller’s notification or Buyer’s termination does not change Seller’s liability for the Buyer Fee as provided under Section 5.3 or its exposure to other remedies for breach as provided in this Agreement.

(c) Seller may terminate this Agreement by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 7 and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Seller;

(ii) Any of the conditions shown in Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2016, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions of this Agreement to be performed or complied with by it before the Closing; or

(iii) Seller has notified Buyer of its receipt of an Acquisition Proposal. Seller’s notification and termination does not change Seller’s liability for the Buyer Fee as provided under Section 5.3, or its exposure to other remedies for breach as provided in this Agreement.

(d) Buyer or Seller may terminate if (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

9.2 Effect of Termination. Upon termination of this Agreement in accordance with this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any party except:

(a) As shown in this Article 9, Sections 5.3 and 5.6, and Article 10; and

(b) That nothing herein shall relieve any party from liability for any willful breach of any provision of this Agreement.

Article 10

MISCELLANEOUS

10.1 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the contemplated transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing occurs; provided, however, Seller is responsible for all costs and expenses of Seller, each Company and each Company Subsidiary incurred in connection with the transaction, including fees and expenses of counsel to Seller.

10.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

If to Seller:	Foundation HealthCare, Inc.
13900 North Portland Ave., Suite 200
Oklahoma City, Oklahoma 73134
Facsimile: (405) 608-1801
E-mail: stanton.nelson@fdnh.com
Attention: Stanton Nelson, Chief Executive Officer

with a copy to:	Reed Smith, LLP
7900 Tysons One Place
Suite 500
McLean, VA 22102
Facsimile: (703) 641-4340
E-mail: lpatterson@reedsmith.com
Attention: Lorin Patterson, Esquire

If to Buyer:	HealthCrest Surgical Partners, LLC
3540 S. Boulevard, Suite 225
Edmond, OK 73013
Facsimile: (405) 697-2496
E-mail: Thomas.Newman@fdnh.com
Attention: Thomas A. Newman, Chief Executive Officer

with a copy to:	Derrick & Briggs, LLP
Chase Tower, 28th Floor
100 N. Broadway Ave.
Oklahoma City, OK 73102
Facsimile: (405) 235-1995
E-mail: derrick@derrickandbriggs.com
Attention: Gary W. Derrick, Esq.

10.3 Interpretation. For purposes of this Agreement, (a) the words “include”, “includes” and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole, (d) references to gender include all genders, and (e) words (including defined terms) in singular form include the plural form and vice versa. Unless the context otherwise requires, references herein: (1) to articles, sections, disclosure schedules and exhibits mean the articles and sections of, and disclosure schedules and exhibits attached to, this Agreement; (2) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions and (3) to a statute means such statute as amended from time to time and includes any successor legislation and any applicable regulations. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The disclosure schedules and exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were shown verbatim herein.

10.4 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.5 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.6 Entire Agreement. This Agreement, the other Transaction Documents and all other documents, instruments, schedules and exhibits delivered in connection with this Agreement constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and such other documents (other than an exception expressly shown as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

10.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that before the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

10.8 No Third-party Beneficiaries. Except as provided in Article 8, this Agreement is for the sole benefit of the parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.9 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party. No waiver by any party of any of the provisions of this Agreement shall be effective unless explicitly shown in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise or the exercise of any other right, remedy, power or privilege.

10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Oklahoma without giving effect to any choice or conflict of law provision or rule (whether of the State of Oklahoma or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Oklahoma.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF OKLAHOMA IN EACH CASE LOCATED IN OKLAHOMA CITY AND THE COUNTY OF OKLAHOMA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SHOWN HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

The parties have caused this Purchase Agreement to be executed as of the date first written above.

BUYER:	HEALTHCREST SURGICAL PARTNERS, LLC

	By:	/S/ THOMAS A. NEWMAN
Thomas A. Newman, Chief Executive Officer

SELLER:	FOUNDATION HEALTHCARE, INC.

	By:	/S/ STANTON NELSON
Stanton Nelson, Chief Executive Officer

FOUNDATION SURGERY AFFILIATES, LLC

	By:	/S/ STANTON NELSON
Stanton Nelson, Chief Executive Officer

FOUNDATION SURGERY MANAGEMENT, LLC

	By:	/S/ STANTON NELSON
Stanton Nelson, Chief Executive Officer